AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  |X|
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     [ ]  Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     |X|  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT

                       17 State Street, New York, NY 10004

                                            Sender's Direct Dial: (212) 821-1601

                                                                   June 25, 2003

Ms. Florentina Marinescu, Senior Analyst, U.S. Research
Mr. Rajeev Kumar, Senior Analyst, U.S. Research
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD  20850

Dear Florentina and Rajeev:

        On our conference call on Monday, I understand that an issue has been raised, I assume by Hercules senior management, as to the availability of a refinancing alternative prior to the BetzDearborn sale - a question which management now raises apparently for the first time despite the fact that the full facts concerning this matter were first laid out in our Preliminary Proxy statement, filed on March 20. There can be little doubt that the refinancing option was available to the Company, and I trust that the information we forwarded has been helpful to you.

        On another issue, in what one would ordinarily assume to be a simple matter of fact, Hercules senior management has apparently advised ISS, if I understood the point correctly, that the Company has a very productive R&D effort and that 18% of its current sales are from new products introduced in the last five years. Contrary to that assertion, the Company's R&D effort is substantially below the specialty chemical industry average, and we are simply not generating anywhere near that amount of sales from "new products," as that term is commonly used in industry. This is further evidenced by the low rate of sales growth at the Company for 2002 (about 50% of the industry average).

        While these two isolated issues may not drive your decision, I write to you about them because they raise a more fundamental question - to what extent can ISS, any other impartial rating agency, or arbiter in a contested matter rely on the unsubstantiated assertions of a party whose claims in connection with a whole host of matters have to be regarded as suspect? In this connection, despite the fact that we have called to the attention of Hercules shareholders the many misleading and factually incorrect statements coming from management, the Company has made little effort - nor could it - to rebut our contentions.

        You should know that we have accepted the offer of Hercules' largest shareholder, Mario Gabelli, to debate/discuss any of the issues with Bill Joyce before institutional shareholders. We have also challenged Joyce to a debate/discussion before Hercules employees and retirees in Wilmington to address unfounded management assertions which could vitally affect Hercules employees and retirees. To date, Joyce has not responded to either invitation. In this regard should ISS also so desire, we would be



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more than willing to be part of any meeting with ISS, Joyce and  representatives of our Committee face-to-face to address any other issues of concern or in conflict in connection with your process.

                                            Sincerely,

                                            /s/SAMUEL J. HEYMAN
                                            ----------------------
                                            Samuel J. Heyman

SJH:kjc